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Vanguard Target Retirement Funds

Supplement to the Prospectus Dated August 18, 2010

Important Changes to Vanguard Target Retirement Funds

Increase the Target Retirement Funds? International Equity Allocation and
Substitute a Total International Fund for Three Regional Funds

The board of trustees of Vanguard Target
Retirement Funds has approved
an increase in each Fund?s target international equity allocation as follows:


Target Retirement Fund	International
Equity Allocation as of June 30, 2010
	Projected International Equity
Allocation for December 31, 2010
Income	6%	9%
2005	7	11
2010	10	15
2015	12	18
2020	14	20
2025	15	23
2030	17	25
2035	18	27
2040	18	27
2045	18	27
2050	18	27
2055	18	27

The board noted that an increased allocation to international equities has the potential to improve diversification and reduce volatility. Further, the costs of international investing have decreased over the past several decades. The board determined that an increased allocation to international equities for each Fund would improve the Fund?s diversification without materially increasing the Fund?s acquired fund fees and expenses.

In addition, the board has approved the substitution of Vanguard Total International Stock Index Fund (the International Fund) for the three regional funds in which the Target Retirement Funds currently invest. The three regional funds?Vanguard European Stock Index Fund, Vanguard Pacific Stock Index Fund, and Vanguard Emerging Markets Stock Index Fund?invest in the same international markets in proportionately the same amounts as those of the International Fund.

Prospectus Text Changes
In the indicated sections of the prospectus, the following text changes are made:

In each Fund?s Fund Summary section, under ?Primary Investment
Strategies,?
and in the More on the Funds section, under ?Asset Allocation
Framework,?
the following information replaces similar information:

Each Fund?s projected asset allocation among the underlying funds by December 31, 2010, is as follows:

Vanguard Target Retirement Income Fund
? Vanguard Total Bond Market II Index Fund 			45%
? Vanguard Total Stock Market Index Fund 				21%
? Vanguard Inflation-Protected Securities Fund 			20%
? Vanguard Total International Stock Index Fund	 		9%
? Vanguard Prime Money Market Fund 				5%

Vanguard Target Retirement 2005 Fund
? Vanguard Total Bond Market II Index Fund 			43%
? Vanguard Total Stock Market Index Fund 				25%
? Vanguard Inflation-Protected Securities Fund 			18%
? Vanguard Total International Stock Index Fund	 		11%
? Vanguard Prime Money Market Fund 				3%

Vanguard Target Retirement 2010 Fund
? Vanguard Total Bond Market II Index Fund 			40%
? Vanguard Total Stock Market Index Fund 				35%
? Vanguard Total International Stock Index Fund	 		15%
? Vanguard Inflation-Protected Securities Fund 			10%

Vanguard Target Retirement 2015 Fund
? Vanguard Total Bond Market II Index Fund 			42%
? Vanguard Total Stock Market Index Fund 				40%
? Vanguard Total International Stock Index Fund	 		18%

Vanguard Target Retirement 2020 Fund
? Vanguard Total Stock Market Index Fund 				47%
? Vanguard Total Bond Market II Index Fund 			33%
? Vanguard Total International Stock Index Fund	 		20%

Vanguard Target Retirement 2025 Fund
? Vanguard Total Stock Market Index Fund 				52%
? Vanguard Total Bond Market II Index Fund 			25%
? Vanguard Total International Stock Index Fund	 		23%

Vanguard Target Retirement 2030 Fund
? Vanguard Total Stock Market Index Fund 				57%
? Vanguard Total International Stock Index Fund	 		25%
? Vanguard Total Bond Market II Index Fund 			18%

Vanguard Target Retirement 2035, 2040, 2045, 2050, and 2055 Funds
? Vanguard Total Stock Market Index Fund 				63%
? Vanguard Total International Stock Index Fund	 		27%
? Vanguard Total Bond Market II Index Fund 			10%

In the More on the Funds section, under ?Stocks,? the following paragraph replaces a similar paragraph:

By owning shares of Vanguard Total International Stock Index Fund, each Fund is subject to country/regional risk and currency risk. Country/regional risk is the chance that world events?such as political upheaval, financial troubles, or natural disasters?will adversely affect the value of companies in a particular country or region. This could cause investments in those countries or regions to lose money. Currency risk is the chance that the value of a foreign investment, measured in U.S. dollars, will decrease because of unfavorable changes in currency exchange rates.

In the More on the Funds section, under ?Security Selection,? the first sentence is replaced with the following:

Each Fund seeks to achieve its objective by investing in up to five underlying
Vanguard funds, which are briefly described in the following paragraphs.

Also under ?Security Selection,? the bulleted text regarding Vanguard European, Pacific, and Emerging Markets Stock Index Funds is replaced with the following text:

? Vanguard Total International Stock Index Fund seeks to track the performance of the MSCI? EAFE? + Emerging Markets Index by investing in the common stocks included in the Index. The MSCI EAFE + Emerging Markets
Index is designed to measure the performance of stocks of companies located in Europe, the Pacific region, and emerging markets countries. The Index includes approximately 1,700 stocks of companies located in 43 countries. The
Index is most heavily weighted in the United Kingdom, Japan, France, Australia, Germany, and Switzerland.





The Funds or securities referred to herein are not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to any such funds or securities. For and such funds or securities, the Statement of Additional
Information contains a more detailed description of the limited relationship
MSCI has with The Vanguard Group and any related funds.

?2010 The Vanguard Group, Inc. All rights reserved.
Vanguard Marketing Corporation, Distributor.			PS 308
092010